Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES 2013 YEAR-END NET ASSET VALUE

HOUSTON, TX – April 2, 2014 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2013, of $33.2 million, an increase of approximately $3.8 million since September 30, 2013. Net assets per share increased to $3.14 as of December 31, 2013 from $2.78 as of September 30, 2013. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Net assets	$33,217	$29,373	$30,167	$31,416	$32,875
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$3.14	$2.78	$2.86	$2.97	$3.11

Excluding non-recurring expenses including settlement expenses of $0.5 million and legal expenses of $0.2 million related to the various legal proceedings that occurred during 2013, total expenses of the Fund decreased $0.8 million, or approximately 25%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This decrease was in addition to a reduction in Fund expenses of approximately 22% for the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Significant events during 2013 included the following:

•	Equus Energy, LLC (“Equus Energy”). Organized in November 2011, the Fund established Equus Energy as a wholly-owned subsidiary to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. The Fund initially invested $0.3 million into Equus Energy in December 2011, and invested an additional $6.8 million in December 2012, primarily to fund the purchase of various working interests, which are presently derived from 129 producing and non-producing oil and gas wells, including associated development rights of approximately 21,120 acres, situated on 13 separate properties in Texas and Oklahoma.

During 2013, Equus Energy generated revenue of $2.6 million against direct operating expenses of $1.2 million. After factoring in non-cash charges with respect to depletion, depreciation, and amortization costs, as well as general and administrative costs, Equus Energy generated an operating loss of $0.2 million.

Since the effective date of the acquisition of these working interests, Equus Energy has made capital expenditures of $0.8 million in respect of three well recompletions and one new drilling project. Based on a reserve report, dated January 1, 2014, prepared by Lee Keeling & Associates, Inc. (a Tulsa-based oil & gas engineering firm), these projects have resulted in an estimated increase of approximately 29,000 additional barrel of oil equivalents (“BOE”) to Equus Energy’s proved developed producing reserves. Two additional projects (one recompletion and one new well) are planned for the second quarter of 2014, with more recompletions and new drilling anticipated during the remainder of 2014. Based on the increase in reserves, improved operating performance of Equus Energy during the fourth quarter of 2013, and the estimated value of Equus Energy’s acreage rights associated with certain working interests held in the Eagle Ford trend, the fair value of the Fund’s holding in Equus Energy increased from approximately $6.9 million at December 31, 2012, to $8.0 million at December 31, 2013. Equus’ determination of value was supported by a third-party valuation report which recommended a fair value consistent with the Fund’s calculations.

•	Spectrum Management, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in December 1999. Based on a stabilization of operations during the year, the Fund utilized a market approach in determining fair value, in lieu of an asset approach applying a liquidation analysis used in prior quarters. The Fund also received advice and assistance from a third-party valuation firm to support its valuation methodology and calculations. The fair value of the Fund’s holdings in Spectrum increased from $0.4 million at December 31, 2012 to $2.9 million at December 31, 2013.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.